Exhibit 4.1

ENGLISH SUMMARY OF THE LEASE AGREEMENT
(ORIGINAL LANGUAGE – HEBREW)

BY AND BETWEEN

DELEK REAL ESTATE LTD.

AND

SHAGRIR (1985) LTD.

February 23, 1998 (as amended on March 5, 2003)

(the “Agreement”)

Extended Term: Premises: Landlord: Tenant: Lease Payments (Monthly): Termination Provisions:	April 1, 2005 - March 31, 2007 ("Term").

9 Bet Lechem Rd, Jerusalem, Israel, at Block
30188, Plot 15 (the "Property")

Delek Real Estate Ltd. (the "Landlord").

Shagrir (1985) Ltd.
An amount in NIS equal to $2,800.

Landlord shall have the right to terminate the
Agreement by giving six months advanced notice,
subject to certain conditions.

Comments:

—	In June 2005, this Agreement was assigned by Shagrir (1985) Ltd. to Shagrir Motor Vehicle Systems Ltd.